Exhibit 99.1

Dobson Communications Agrees to Sell
Tower Assets to Global Tower Partners

OKLAHOMA CITY, March 14, 2005 — Dobson Communications Corporation (Nasdaq:DCEL) today announced that its subsidiaries, Dobson Cellular Systems, Inc. and American Cellular Corporation, have agreed to sell 563 cellular towers to Global Tower Partners (GTP) for $87.5 million. Subject to routine closing conditions, the transaction is expected to close over the next three to nine months.

Global Tower Partners currently owns or master leases 2,741 cellular towers, including 617 owned sites, in the Midwestern and Eastern United States.

Under the terms of the agreement, Dobson Cellular Systems will receive approximately $52.4 million for 359 cell towers located in Alaska, Kansas, Maryland, Michigan, Missouri, New York, Ohio, Oklahoma, Pennsylvania, and Texas. After completion of the sale, Dobson Cellular would retain ownership of 43 towers.

The terms of the agreement call for American Cellular to receive approximately $35.1 million for 204 cell towers located in Kentucky, Michigan, Minnesota, New York, Ohio, Oklahoma, Pennsylvania, West Virginia, and Wisconsin. After the sale, American Cellular would retain ownership of 16 towers.

As part of the sale agreement, Dobson, American Cellular and Global Tower Partners also signed 10-year lease agreements for the 563 towers, with three 5-year lease renewal options. Terms of the lease agreement were not disclosed.

“This agreement significantly increases our liquidity and establishes an alliance that we believe will benefit both companies as we continue to grow,” said Everett R. Dobson, chairman, chief executive officer and president of Dobson Communications.

“We are excited about the prospects of this portfolio of unique locations and are looking forward to a long and prosperous partnership with a high quality organization such as Dobson’s,” said Marc C. Ganzi, chief executive officer, Global Tower Partners. “The acquisition of these towers marks a major achievement in the growth of our company from a middle market tower company, to a leader in the U.S. tower industry.”

Dobson Communications noted that the tower sale and associated lease terms were considered in the 2005 outlook that it provided to investors on Dobson’s fourth quarter conference call on Friday, February 18, 2005.

Daniels & Associates, the Denver-based telecommunications and media mergers & acquisitions and corporate finance specialist, represented Dobson Communications in the transaction.

Global Tower Partners (http://www.global-towers.com), based in Boca Raton, Florida, is one of the leading providers of outsourced antenna site facilities to the wireless communications industry in the United States. GTP’s business includes the ownership, development, leasing and management of antenna sites on towers and commercial real estate rooftops. GTP owns or master leases more than 2,741 sites, including 617 owned towers, concentrated in the Midwest and Eastern United States. GTP’s customers are leading wireless communications providers including Nextel, Sprint PCS, AT&T Wireless, T-Mobile, Cingular, Verizon, Centennial Wireless, Dobson Communications Corporation and Tritel Communications.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net

CONTACT:

Dobson Communications
J. Warren Henry, Vice President, Investor Relations
(405) 529-8820